Exhibit 99.1

EDITED TRANSCRIPT

FCN - Q3 2012 FTI Consulting, Inc. Earnings Conference Call

EVENT DATE/TIME: NOVEMBER 08, 2012 / 02:00PM GMT

NOVEMBER 08, 2012 / 02:00PM GMT, FCN - Q3 2012 FTI Consulting, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Mollie Hawkes FTI Consulting, Inc. - Investor Relations & Communications

Jack Dunn FTI Consulting, Inc. - President and CEO

Roger Carlile FTI Consulting, Inc. - CFO and EVP

David Bannister FTI Consulting, Inc. - EVP, Chairman of the North American Region

CONFERENCE CALL PARTICIPANTS

Dan Leben Robert W. Baird & Company, Inc. - Analyst

Dennis Shaughnessy FTI Consulting, Inc. - Chairman

Tobey Sommer SunTrust Robinson Humphrey - Analyst

David Gold Sidoti & Company - Analyst

Paul Ginocchio Deutsche Bank - Analyst

Joseph Foresi Janney Montgomery Scott - Analyst

Tim McHugh William Blair & Company - Analyst

Kevin McVeigh Macquarie Research - Analyst

Randy Reece Avondale Partners - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the FTI Consulting third-quarter 2012 earnings conference call. As a reminder, today’s call is being recorded. And now for a few remarks and introductions, I would like to turn the call over to Ms. Mollie Hawkes. Please go ahead, ma’am.

Mollie Hawkes - FTI Consulting, Inc. - Investor Relations & Communications

Good morning. Welcome to the FTI Consulting conference call to discuss the Company’s third-quarter 2012 results as reported this morning. Management will begin with formal remarks, after which we’ll take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results, and performance expectations, plans or intentions relating to financial performance, acquisitions, business trends and other information or other matters that are not historical, including statements regarding estimates of our future financial results.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the Safe Harbor Statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the heading of Risk Factors and forward-looking information in our most recent Form 10-K and in our other filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures, such as adjusted EBITDA, adjusted segment EBITDA, and adjusted earnings per share. For a discussion of these non-GAAP financial measures, as well as our reconciliation of these non-GAAP financial measures to the most recently comparable GAAP measures, investors should review the press release we issued this morning.

NOVEMBER 08, 2012 / 02:00PM GMT, FCN - Q3 2012 FTI Consulting, Inc. Earnings Conference Call

With these formalities out of the way, I would like to turn the call over to Jack Dunn, President and Chief Executive Officer of FTI Consulting. Jack, please go ahead.

Jack Dunn - FTI Consulting, Inc. - President and CEO

Thank you, Mollie. And welcome and good morning to everyone or good afternoon depending on where you are.

With me today on the call are Dennis Shaughnessy, our Chairman, Roger Carlile, our Chief Financial officer, and David Bannister, our Chairman of North America. As is our normal practice, I won’t bother to recite the press release, but will provide a brief overview of the quarter and a couple of key points as it occurs to us and then turn it over to Roger for discussion of a couple of items in the quarter and on the radar screen and then, and most importantly, turn it over to you for your questions.

First, however, on behalf of power almost 4,000 colleagues around the globe, I would like to express our hopes for a speedy recovery for those who have been impacted by Hurricane Sandy over the last week. Also, a sincere thank you from many of my colleagues across the world who have supported those on the East Coast during their time of need.

As you know, FTI Consulting has offices in Maryland, Massachusetts, New Jersey, New York, and Washington, DC, so many of our employees and their families, as well as numerous clients, have been directly impacted by the storm. We know it will take some time before life returns to normal but we are glad that employees are safe and our thoughts are with those of you who are dealing with the cleanup process. And there will be a little bit more on that later on.

As we stated in our press release, third-quarter results were in line with our expectations and our recent guidance. As anticipated, the quarter proved to be a tough comparison to last year’s record quarter of $414 million in revenues, 11% organic growth and the completion of a very — completion of the integration of a very, very successful acquisition.

At that time, like many, we were very optimistic and believed there were signs that the economy, not just here, but globally, had changed and was on the mend and we saw excellent results clearly across the board and around the world. Now 12 months later, it is interesting to note that certain can’t miss economies just a year ago such as China and Brazil are facing some different challenges than that of a year ago of runaway growth, while other parts of the global economy particularly other parts of South America are seeing much better prospects.

When France enacted an income tax yesterday — income tax cut yesterday, it seems that the only two certainties remaining in life now are death and unrest in Greece. With regard to our performance for the quarter, revenues were $386 million, adjusted EBITDA was $62.3 million or 16.1% of revenues, adjusted earnings per share were $0.60. Net cash provided by operating activities in the quarter was a healthy $70.9 million compared to $59.7 million in the prior year quarter, and cash collections were strong at approximately $378 million.

In general, our results reflected what you might expect from around the globe as our diverse platform of service offerings pretty much reflected the markets in which they were provided. As seems to continue to be the case, our results were led by solid performance in Economic Consulting and Corporate Finance restructuring. In Economic Consulting, results were driven by continued strong performance in our antitrust litigation, financial economics, international arbitration, and regulatory consulting practices, particularly in energy and transportation as our expertise, depth, and global reach in these fields continued to draw the world’s top economic and financial talent to our firm.

While there was possibly some slowing in the rate of new case openings in M&A, our retentions in that area remains at record levels which bodes very well for the future as those cases hopefully will turn into actions and would benefit our entire Company.

In Corporate Finance restructuring, we again met the high end of our quarterly run rate expectations at around $110 million. We saw the mix between success fees and chargeable hours shift a little bit, perhaps as a result of a market shift to alternative fees, and that was in North American bankruptcy and restructuring. Not unexpectedly, we saw demand increase for our healthcare services. Also not unexpected, real estate continued to be slow.

In Forensic and Litigation Consulting, we saw strengthening demand in our EMEA-based global risk and investigations practice which we refer to as GRIP, and strong contributions from new senior hires. Our Latin American GRIP practice also saw strength with new engagements in Brazil and Colombia.

Core North America was down year over year, including our enterprise data analytics practice as several of the mega-cases that were at their high points last year have been tapering off or ending in the intervening 12 months.

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In Technology, pricing continues to be competitive while the investment in our salesforce seems to be paying off as the rate of new case openings has been increasing, but we just don’t have the big ones that we had seen last year in prior — in the prior, and the year before that. Also, second request work in connection with M&A was virtually nonexistent.

In Strategic Communications, the prolonged global economic downturn and dearth of capital markets activity continued to challenge underlying performance as clients squeezed discretionary spending. We also saw far fewer M&A and natural resources-related projects in the Asia-Pacific region, especially coming out of Australia and China, that we saw last year.

From a geographic perspective, as I mentioned, the third-quarter revenue seemed well correlated to what you would expect from the headlines and reports of relative areas of prosperity and recession around the world. In Latin America, our business grew 27%, which is not surprising that seven of our largest 10 cases there involved energy or natural resources. What is additionally encouraging is that the majority of them involved multiple practices of the firm and this seems to be a healthy and growing trend.

Our Economic Consulting, Forensic and Litigation Consulting and Corporate Finance restructuring activities in the region were all encouragingly strong.

In Asia-Pacific, as the region turns from a vibrant market to a slower one, as you might expect, our mix of activities also changed to match that trend. We saw a significant decline in natural resources’ M&A activity as I mentioned but at the same time we were very active in corruption investigations in areas like reverse mergers and investor fraud coming out of China and in corporate restructuring and recovery. We believe our acquisition of KMQ in Australia will prove to be very timely as it adds 70 professionals with significant experience in energy, real estate, and healthcare in the region and it should help our other offices out there, the small ones, but rapidly growing ones in places like Singapore and Jakarta.

In EMEA, again from system with global headlines, our results were impacted by the macro economic slowdown in the region. Revenues decreased by about 4.7%. Particularly impacted was our Strategic Communications segment. Encouragingly, our Technology and Forensic and Litigation Consulting segments saw year-over-year improvements in the region. Of particular note was the performance of our GRIP practice where the presence of an outstanding business intelligence, geographical, political risk group in the hub of London has complemented and completed our GRIP practice on a worldwide basis there and, hopefully, will be the catalyst to not only more but bigger investigations as many of those types of investigations and FCPA investigations seem to emanate from the city.

North America, again, as you might expect saw revenues down 7% year over year as demand was impacted by the slowing of economic environment and uncertain political and regulatory backdrop and certainly a lackluster capital markets.

In conclusion, if there was a single theme emanating from the quarter, it is that we continue to build and replace business from the record quarter a year ago, which enjoyed not only the pent-up demand from a recovering economy, but the high water mark in a number of high profile, large investigations and cases that have since begun to taper off.

Looking forward in the US, we have weathered the storm of the Presidential election, and will shortly know whether our leader will avoid the fiscal cliff or embrace it in a continuing game of chicken. Either way at some point, regulators will need to get onto regulating, enforcers will need to get on with enforcing, whistleblowers will be to get on with whistleblowing, and CEOs will need to get on with the business of business, including finance and acquisitions.

Speaking of acquisitions, as I mentioned we continue to see healthy levels of new matters in Economic Consulting regarding preliminary and investigative work on potential acquisitions. It would not be unusual in economies where organic growth has been and will continue to be challenged and balance sheets are strong to expect renewed vigor with respect to acquisitions once the regulatory and tax framework becomes a little clearer. Acquisitions are where synergy and scale can help to replace some of the benefits that would ordinarily accrue from organic growth. Certainly our experience would indicate that the groundwork is currently being laid by the build up of cases we see in Economic Consulting.

As we have said many times, while we have broad-based practices and a diversified geographic footprint, the factors that can drive our Company with the greatest immediate impact either parochially or globally are issues that have to do with liquidity, large investigations, and most of all with vibrant merger activity. Such merger activity, M&A activity virtually touches every part of our Company.

Certainly if there were a watchword for the fourth quarter, it would be continuing caution and management of expenses. In addition to the uncertainty of the global market, there’s the lingering impact of Hurricane Sandy. Although it appears that many FTI colleagues consistent with performance during other times of duress have continued to serve clients in some cases through heroic hardships. However, we cannot be certain at this time how we will recover; one of our office sites in New York was significantly damaged. Although there is — there are certain deadlines and things where we can hope that certain amounts of work have to be done by certain dates, so we know that our colleagues will rise to the occasion.

NOVEMBER 08, 2012 / 02:00PM GMT, FCN - Q3 2012 FTI Consulting, Inc. Earnings Conference Call

Again as we stated in our press release, we will continue to invest in those areas where we believe we have significant advantages and can produce results. This would include areas of domain expertise such as healthcare, energy, communications, media and entertainment, and insurance, and in geographic opportunities such as the aforementioned investment in the Australian restructuring practice.

In addition, we intend to continue to repurchase our stock under the $250 million share purchase authorization that our Board approved in June.

With that, I would now like to turn the call over to Roger to discuss some of the specifics of the quarter and a couple of items as we look forward to the end of the year. Roger?

Roger Carlile - FTI Consulting, Inc. - CFO and EVP

Thank you, Jack. As Jack mentioned on October 2, FTI Consulting acquired certain assets of KMQ. This acquisition brought our Corporate Financial and Restructuring segment to Australia and added expertise in our energy, real estate, and healthcare industry solutions groups. KMQ will also serve as a growth point to expand our other segments into the Australian market.

We see many opportunities to capitalize on the combination of KMQ’s local presence and the solid reputation of FTI Consulting and FTI Consulting’s global brand and deep expertise. There are many restructuring opportunities in Australia right now, particularly in Queensland and our expanded team in Australia has already started to work with our corporate [financial] restructuring team in Hong Kong and the US to take advantage of these opportunities.

Beyond restructuring opportunities, we also see strong prospects for leveraging our industry solutions in energy, real estate and healthcare. While we expect this acquisition to add approximately $5 million in revenues and approximately $1.2 million in adjusted EBITDA in the fourth quarter, the amount of acquisition expenses that must be fully expensed in the fourth quarter will be greater than the adjusted EBITDA, resulting in an adjusted earnings impact negative — an adjusted earnings per share impact being negatively impacted by approximately $0.02 per share. This expense is largely associated with a $2.5 million Australian stamp tax that must be paid on the acquisition.

On behalf of FTI Consulting, I would like to welcome our new colleagues and I look forward to working with them to advance our brand and offering in the Asia-Pacific region.

As Jack also mentioned, during the quarter ended September 30, we took a special charge totaling $2.8 million of which $400,000 was non-cash. This charge reflects further actions to reduce excess real estate capacity in three office locations. These actions were initiated in the second quarter and recently completed. We expect the savings from these actions in the fourth quarter to be approximately $200,000 and the savings in 2013 to be approximately $900,000.

With that, Jack, I will turn the call back to you.

Jack Dunn - FTI Consulting, Inc. - President and CEO

All right. At this point as always, we would like to get your questions. So if we could now open it up to questions, that would be great.

QUESTION AND ANSWER

Operator

(Operator Instructions). Dan Leben, Robert W. Baird.

Dan Leben - Robert W. Baird & Company, Inc. - Analyst

First on FLC, could you just talk a little bit about what the pipeline for deals looks like there and how much you think that that has been impacted by the election cycle regulatory uncertainties, et cetera and just help us understand when that business can — we could start to see some improvement there?

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Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

Yes, it is Dennis. The disputes business has actually been picking up business. The financial investigation side as you can imagine in this year’s cycle is where we have seen some of the slowdown. And then our data transaction people have had several big cases that they are on that aren’t going to go away, slow down dramatically over the summer and we are starting to see some of those pick back up. So in disputes, we are definitely seeing a lot of new retentions in actually the FEDA business, the data analytics. Again we are starting to see some of these cases heat back up. And we would anticipate that once everything gets sorted through that you get new enforcement people in place at Justice and some of the regulatory agencies that the investigation side, which is starting to pick up some whistleblower-related cases over the last 60 days, yes, would really start to see some benefit from next year.

I think while clearly we can’t predict in the fourth quarter the impact of Sandy on our clients in the Northeast and how quickly they are going to get back to normalcy which, to a certain extent, would drive how quickly our relations in business with them returns, I have no doubt it will be a significant source of business for us next year. I think the amount of dispute business related to insurance payments, adjudications, disputes is going to be significant. It is probably one of the largest damage projections that I think any of us have seen. I think we are only scratching the surface at estimates of the damage and clearly you are already seen some reinsurance companies starting to argue over whether or not there should be the hurricane description applied to it, which I think most of the people in Northeast knows changes their self-insurance rate. In some cases there are obviously hurricane exclusions in policy which could change the coverage.

So I think we clearly anticipate that that will drive a lot of FLC work especially through our insurance industry group there in the first six months of next year and going forward.

Dan Leben - Robert W. Baird & Company, Inc. - Analyst

Right. And as you look out to 2013, where are the areas that you are seeing opportunities for potential hiring versus areas where the headcount should be relatively flat?

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

Well I think, clearly, our GRIP business globally is growing dramatically, especially out of Europe, and they are hiring in the GRIP business in Europe as well as in South America. South America is up almost across the board so in FLC alone. And FLC, as we are opening new office out in Asia, are starting to to man those offices and we are just in the beginnings of manning Jakarta and building out Singapore.

I would think in the US right now we are going to be very cautious because right now we feel we are properly manned. We are always looking for new talent in the disputes area and I think it is really going to be sort of driven by how quickly we see the forensic investigation group come back.

Two industry areas which we are not alone in benefiting I am aware, but clearly we have very large reach, is energy and healthcare. As Jack said in his speech, something like seven out of our top 11 or whatever the number was down in Latin America are energy/extraction natural resource-related. Our energy practice is growing here, our healthcare practice here in the US is over $100 million and we are definitely hiring in those two areas because those two areas — one, we realized what the macro drivers going forward in healthcare are going to be, and two, energy seems to be immune on a global basis to whatever economic slowdown there and clearly is a need for a lot of help.

Jack Dunn - FTI Consulting, Inc. - President and CEO

Yes, we had a nice signature event earlier this month, which was we were profiled in a press release that Shell did on an analysis of economic — or energy policy in the Middle East and North Africa and I think you are going to see more and more of a blend between our unique abilities on Economic Consulting and our Governmental Affairs practice, so — as John Klick and others and Brian Kennedy coordinate to build an energy policy business that is global in nature. So we are extremely excited about those possibilities.

And it seems from those of us that have some experience with the healthcare industry, that regardless of whether there is a fiscal cliff or whatever, one of the places where there is absolutely going to be an unlimited need for business advisory is going to be in the healthcare. Whether it is hospitals, doctors, plans, providers, that is going to be a vibrant area. And the good news in each age of those areas is we have a launching point as we look across back of the envelope at our firm of $100 million of practice or more and some really leading experts. So those should be great areas for us.

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Dan Leben - Robert W. Baird & Company, Inc. - Analyst

Great. Thanks, guys.

Operator

Tobey Sommer, SunTrust.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thank you. I had a question for you, kind of longer term. What are your expectations to be able to grow your headcount in what do you think your bill rate increases may look like over a bigger chunk of time? Thanks.

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

I will try it first. It’s Dennis. I mean, clearly, we are going to grow our headcount in Asia and Latin America dramatically because I think the macro drivers are out there and as we are expanding into the new countries, new cities, it is a matter of building mass and building capability. So I think there and I think you’ll see the application of capital from the firm, besides obviously other tuck-in acquisitions, you are going to see the application of capital in those two geographic areas because of demand curves.

So I think without a doubt, we would see more than doubling in Asia and Latin America over the next five years. And we think the demand is there. We think the runway is there and we don’t see anyone in all honesty that has any kind of significant mind share lead to where we would be that concerned about being aggressively competitive.

I think you would see us grow headcount in Europe more on an opportunistic basis. As I said, we are definitely growing our investigative group over there. I think you’ll see restructuring grow as some of these nascent underlying issues are finally addressed in the various countries that we are all reading about. And I think that you’ll see us look opportunistically for deals on a step-out basis where we see opportunities to broaden our position in Europe, even in the face of what is probably going to be a choppy economy over there the next two years.

We are finishing up our strategic plan for the next five years and we are looking very hard at our position in North America. Obviously, in some instances we have significant shares and in others we have plenty of room to grow. I think in Econ, we — they have been doing a fabulous job on a global basis expanding that expertise. And I think you’ll continue to see them bring the best and brightest from around the world into that fold. It has become a very very attractive place for the large for the big named economists around the world to start working. We are doing very well in spite of a very difficult market in Europe in our economics group over there and we are doing extremely well in South America in the economics group that we acquired from LECG a year ago.

So I would say you are going to see the operations at least double so, maybe by implication an approximate double of the headcount in Latin America and Asia. I think you’ll see us be opportunistic in growing the areas where we are seeing key demand in spite of choppy markets in Europe and that would be in our investigative GRIP side as well as in our restructuring side.

I wouldn’t be surprised if we didn’t look to step out in Europe and take advantage of obviously what we are seeing as low valuations of some potential deals. And I think in North America we will pick our spots so it will probably be driven more by industry grouping. So it would be healthcare, energy, insurance are areas that we are already very strong in. We are seeing consistent demand in spite of a choppy economy.

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Jack Dunn - FTI Consulting, Inc. - President and CEO

You know, the — GRIP has been a star for us over the last couple of years. I mean there is no CEO in the world that doesn’t want business intelligence about the competition, about counterparties, about political risk, geographical risk. And I think we shouldn’t underestimate the addition of filling out the dance card with a significant and very well respected group in London.

In addition to that group, we added a team that specializes in anticorruption, compliance, and remediation. So they would do things like monitor ships, they have done them across the continent. And so that’s really a platform that we are building out and I think you’ll continue to see us add headcount there because we have plenty of room to grow. Because it is very much a boots on the ground in the jurisdiction type of practice. That is what distinguishes ours. We don’t do analysis from far away. We actually have people that get on bikes. As one of my clients tell me, you say this because you had somebody actually get on a bicycle and go to a small town in the middle of China and get the original documents out, which proved not to be what they were purported to be. So that will be a place where we will add headcount.

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

Yes and the second part of your question was on rates. It is probably a more difficult one to answer. I think in a lot of our enterprise sensitive businesses, restructuring crisis communications, [anticorrupt] practice work, we don’t really feel a lot of rate pressure globally. It’s certainly in pockets and we are not going to try to you that there aren’t people that are competing seriously on rate. In the more generalized dispute businesses and in some of the investigation businesses, there is definite rate competition out there. The law firms are feeling it, the accounting firms seem to have been adopting a policy of very low rates as far as their quotes.

And I think the other thing that people are trying to figure out, ourselves included, is more and more jobs are coming in on an alternative fee basis. And if you are successful the rates look extremely high; if you don’t necessarily hit all of the milestones that are put out for the success fees, then the rates could look like a substantial discount below your posted rate.

And I think again ourselves, law firms, people like that are now basically trying to make sure that, on a project-management basis, the projects are managed for the maximum efficiency so that we can guarantee ourselves the rates that we deserve for the value that is being conveyed to the client.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thank you. Just one question, relatively quick one. Do you have any meaningful success fees that you know of that will hit the fourth quarter? Thanks.

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

The answer — we get this question every time so I can answer it. We had — we did not get the General Motors success fee in the third quarter. So that was not in the quarter. And while we are confident we are going to get it soon, I think it’s no better than 50-50 that it would fall in the fourth quarter.

I think, otherwise, we would expect sort of the normal relationship of success fees in the fourth quarter to be there. General Motors would change that impact, but we still don’t. It is in the hands of the court when they finally make the final resolution which we know they are close to, but that doesn’t mean it will fall into this quarter. It may fall into the first quarter.

Jack Dunn - FTI Consulting, Inc. - President and CEO

Yes, when we referenced success fees in the press release and also in my remarks, it wasn’t that there was a huge one, it was to indicate that given our business mix —. You know, you have Michael Eisenband and his teams who do a great credit or rights practice. You have Ken Barker and Michael Biggs and their team on healthcare.

Both of those are very much models where you have retainers and a success fee at the end. So it is an indication of potentially a change in business mix and our move towards alternative fees, and our experience to date has been our success fees are every bit as profitable, if not — I guess the best way to say it is they are a win-win both for us and for the client. So we certainly will enjoy looking for that more as a part of a stable business model than waiting for a Hail Mary to come in in one quarter or another.

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Operator

David Gold, Sidoti.

David Gold - Sidoti & Company - Analyst

Good morning. A quick question follow up a little bit on FLC. I was curious on your insight on basically the outlook growth from here. I mean, is it simply a function of the timing of the investigations, government hiring which presumably corrects itself over the next few months as regulatory has replaced? Is it more the economy? Or do you think there as been some secular change over the last few years in the business as a whole?

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

Probably all three, David. I think it is difficult. I didn’t mean that to be glib. But I think it is difficult to try to then wait. I — we are in particular, in FLC, coming off an extremely difficult quarter to comp. And so the actual buildup in the business this quarter and the buildup of business there over the year has not been that bad. It has simply been fighting the headwind of several monster cases that you are aware of that have finally burnt off, a couple of them which probably reached their zenith in billing in the third quarter of last year.

I think that in the regulatory area, you’re right, and I think that you are going to see it pick up. It has to. I don’t think this administration is coming back in with an idea that there’s a public mandate that they regulate less. They may not want to regulate more and they just may want to be a lot more aggressive about the actions they started in the first term.

I think in the disputes area where we are seeing good business come in, I meant that is normally the area in all honesty that you see affected by the economy. I think it has been down as you actively put it the last couple of years. I think we are seeing it creeping back up. We are certainly seeing the MBS cases mature now to where they have been on the books for while and, now, both in Econ and FLC, our people are getting busy in those cases because on the civil side they are maturing because as you know a lot of the state and federal investigations are ending. The fines are being paid, the settlements are being made and that then triggers the civil activity.

There is no doubt that in certain parts of the world we are seeing structural changes in the business. And I think that the biggest probably is what is happening to law firms in alternative fees, what is happening to a shift in the channel where a lot of this business came through an indirect channel. The law firm, more and more is coming out of the General Counsel’s office.

And so I think there, they are looking for broader master services agreement, broader reach, broader relationships. Clearly they are looking to save fee. And I don’t think that is going to go away. I think again, when it’s that the enterprise problems when it is a crisis type of problems big huge complex problems, we are not seeing that. But in the normal amount of business we are seeing a shift more and more into the General Counsel’s office making key decisions, looking for broader and deeper relationships, master services agreement, which are good for us, given our reach and given what we can — but they are clearly looking for a consideration in exchange for those contracts.

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

Yes, David, this is your third trip to the rodeo with us. You have been with us long enough to see us go through these cycles and it continually is bubble then restructuring, and then, investigation, regulation, and litigation.

I go back to 2002 when we had the dotcom burst and we had all the work that we did on the restructuring side. We had the Enrons, the WorldComs, and I think we are probably still in the litigation phase on Enron although I imagine any year now that will end.

Then in 2008 you saw us have a tremendous bubble and then you saw in 2008 from in literally three months and through 2009, our restructuring business went up from I think it was almost the core business was up almost 60%. And now you’re seeing, in my opinion, you are going to see as Dennis says the litigation phase on all the collateralized mortgage obligations and all those transactions and you’re going to see the regulation phase and you are going to see all the trials that follow that.

What’s interesting to me currently and why you see such an emphasis of us on Asia is because the last bubble was China. And you are starting to see egregious cases that would not quite rival Madoff, but they will be their own Madoff in a way. And we’re doing — it is no accident that our restructuring business is significantly up there and that we have invested heavily in that. It is no mystery that the SEC is focused of people on looking at the deals of the reversed mergers and the other transactions that are coming out of the Chinese listings on the different markets around the world.

NOVEMBER 08, 2012 / 02:00PM GMT, FCN - Q3 2012 FTI Consulting, Inc. Earnings Conference Call

So I think you are going to see some very aggressive investigation work and very aggressive restructuring litigation work following that. So that would be an additional view that I would see in terms of where some of the big business is going to be coming from in the next year or two.

David Gold - Sidoti & Company - Analyst

Got it. Got it. So I think all of that is to say that the drivers are still sort of there. Some of it is timing, you’ve adjusted a little bit on the master service agreements; and at the end of the day, Asia is probably a better growth market for you in the next 12 months than US?

Jack Dunn - FTI Consulting, Inc. - President and CEO

Well, we have the advantage of starting smaller and as I say having all the elements of a good old-fashioned fight. So I think that is true to say. But I do, I personally believe that in the litigation phase of some of the excesses we saw leading up to 2008, I think that will be good solid business for us. They are just now getting to the discovery phases and going from some of the regulatory matters that are settling, and you are seeing the civil lawsuits follow that. And those will be very big. Because they are not only going to be class actions by some disappointed investors, you have big institutions looking to big institutions and governmental institutions looking at big institutions.

So I think there will probably be a pretty good market for FEDA and for our disputes of FEDA, which is our financial and enterprise data valuation evaluation practice. I think they will be very healthy in the years coming up.

David Gold - Sidoti & Company - Analyst

Perfect. One other simple one for Roger. Interest income and other, anything in there worth talking about on the other side?

Roger Carlile - FTI Consulting, Inc. - CFO and EVP

No, I don’t think anything specific. The — typically one of the things that swings that is foreign currency exchange in terms of balances on the balance sheet and that I think was fairly muted.

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

One other way of addressing your question, too, on growth that we see coming in 2013. There, the Econ people and antitrust have more retentions than they have ever had in the history of the firm on a prospective basis looking at M&A. I think we all know that there is not a lot of prospects for organic growth. The balance sheets of all of these companies are very strong. Yet for some reason people just aren’t pulling the trigger.

And we have talked to our colleagues in the investment banking communities and the M&A. And that they are basically telling us the same thing. They have never had more retentions. Never had more people looking at things. And they’ve never been in a situation where one of these retentions has resulted in the actual consummation of a deal. And therefore the triggering of a lot of work to get the deals done where, obviously, we and they make a lot of money. If a third of our retentions — so assuming two thirds don’t work, if a third of the retention come to bear, our Economics group and our Technology group on the second request and the SLC people and some post-merger integration work are going to be extremely busy.

And you know, now, that is a guess. That is not a forecast. But something has to give. You just can’t have these companies — with earnings slowing down and not a lot of organic growth available to them, best debt markets ever, unbelievable amount of cash on their balance sheets and looking at not one transaction, but multiple transactions — all just sit on their hands next year and do nothing. So I would say if there is one sort of interesting indicator that could manifest itself in across-the-board on three of the segments’ business it clearly could be there. And it would impact Strategic Communications too. Because obviously they do a lot of work surrounding M&A transactions for you, the targets or the acquirers.

David Gold - Sidoti & Company - Analyst

Perfect. Perfect, thank you all.

NOVEMBER 08, 2012 / 02:00PM GMT, FCN - Q3 2012 FTI Consulting, Inc. Earnings Conference Call

Operator

Paul Ginocchio, Deutsche Bank.

Paul Ginocchio - Deutsche Bank - Analyst

Just a couple of housekeeping questions. What was the FX impact to revenue year on year in the third quarter? And also with the headcount growth in Corporate Financial RESTRUCTURING was that from the KMQ acquisition, is that included at the end of the quarter?

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

Headcount growth was in healthcare and in Europe for, I think, obvious reasons. Healthcare, the drivers there are very strong and in Europe we continue to start to be brought in in the beginning so trying to solve some of these complex situations over there, and so they have been hiring there. Roger, I think you have the FX.

Roger Carlile - FTI Consulting, Inc. - CFO and EVP

You have to be more than just what Dennis said was correct. KMQ closed October 2. Those numbers, headcounts otherwise are not in the September 30 year, month-end or quarter end core numbers. So that headcount is not there. The impact on revenue from FX was about a negative 0.8% and it had negligible impact at EBITDA earnings per share lines.

Paul Ginocchio - Deutsche Bank - Analyst

So what does corp fin restructuring look like at the end of December with KMQ?

Roger Carlile - FTI Consulting, Inc. - CFO and EVP

I think you can add about $5 million in revenue in the quarter for KMQ and about $1.2 million in EBITDA —.

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

That’s 70 people, right, Roger?

Roger Carlile - FTI Consulting, Inc. - CFO and EVP

70 people, right.

Paul Ginocchio - Deutsche Bank - Analyst

Okay, thank you. And then, Roger, any — okay I’ve got two [thoughts], any — do you want to narrow the $150 million to $175 million of operating free cash flow ranch at all with just one quarter left? And then just maybe Dennis or I guess, Dennis, as you look at technology I am not sure how — do you look at the business sort of at acuity, software, document review or how do you split that business a little further than — so we can understand it a little bit better?

NOVEMBER 08, 2012 / 02:00PM GMT, FCN - Q3 2012 FTI Consulting, Inc. Earnings Conference Call

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

I think if you looked — I think the basic ratios for the use of our technology either on-demand license really haven’t changed. So it’s still about a 60/40 mix of what we would consider technology usage through on-demand licensing or charging where we are actually using it as consultants in job. The other 40% to 30% is the consulting side.

So I mean, we’ve been very happy with the new releases in Ringtail. It has clearly made it more user-friendly. Their response in the short response we have gotten back from the industry analysts as well as the market is that it is very good. Acuity has had a very good year although it has been used in some of these big giant accounts which are burning off; and so it will be impacted by the fact that it has to replace two huge relationships with new business.

I think that the market in tech right now is trying to sort itself out. There has been some very, very big acquisitions. We only have anecdotal data as to how they are doing. You know, we hear all the rumors that everybody else does about some of them working, some of them not working and I think it has to sort itself out. I think we feel very good concerning our technology portfolio. We continue to spend on R&D and starting this year, we put a direct salesforce into more aligns that selling effort with what we would see in the technology businesses that we compete against and we think that salesforce is starting to deliver good results now that they have been up and running for about nine months.

So the biggest problem there is really they more than anyone have client burn off and they have zero, almost, second request work. And I think second request work is very intense, very high margin, as you know, very short-term driven. It is a compliance-based type of work, but very high stakes. And go back to my comment. If any of these retentions start to mature on the M&A side, we would expect to see that pick up.

Paul Ginocchio - Deutsche Bank - Analyst

Dennis, was there any revenue in the third quarter from those two big contracts that are winding down in Technology?

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

Yes. There was significantly less than what was in third quarter a year ago. But there was revenue.

Jack Dunn - FTI Consulting, Inc. - President and CEO

Less than last year more than we thought.

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

Yes.

Paul Ginocchio - Deutsche Bank - Analyst

And can you — you think that this is the run rate now? Or you think it keeps going down? And if it does keep going down (multiple speakers).

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

No, I think our feeling is it will continue to go down. I think these cases have been tremendous cases for us but they are — I am going to caveat. Based off of what we see right now, the path of litigation, the path of investigation should continue to go down. All of that can change if something new develops. I mean, clearly, we are intricately involved in both of these things and if something new where there’s new production, new issues comes up, then it could pick up again.

But I would say from a directional standpoint we would see these declining on a continued downward basis to where this time next year they shouldn’t be a factor in the Company.

NOVEMBER 08, 2012 / 02:00PM GMT, FCN - Q3 2012 FTI Consulting, Inc. Earnings Conference Call

Paul Ginocchio - Deutsche Bank - Analyst

Can you help us size what — how big those two projects are?

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

We don’t do that for confidentiality reasons for the — some of you know who the clients are because we have been outed in some of them and we just don’t — we just don’t give that kind of information.

Paul Ginocchio - Deutsche Bank - Analyst

And, Roger, you want to narrow that $150 million to $175 million operating (multiple speakers)?

Roger Carlile - FTI Consulting, Inc. - CFO and EVP

Yes, I mean, on the cash, as everyone knows the fourth quarter is typically one of our strongest quarters. Our third quarter, we had good collections, but we didn’t narrow the DSOs at the rate that we would expect. However we’ve had a good first part of the quarter on that.

So, I think all things equal I would say we are probably going to be more in the $140 million to $150 million range depending on cash collections of our receivables.

Paul Ginocchio - Deutsche Bank - Analyst

Thank you.

Operator

Joseph Foresi, Janney Montgomery Scott.

Joseph Foresi - Janney Montgomery Scott - Analyst

It sounds like you guys are close to doing your next round of five-year planning. I wonder if you could just take a step back and give us some color on what you think the organic growth rate of the business is and any preliminary targets. There’s been a lot of changes in the industry and as you guys have talked about on the call a lot of changes in just the fee structures, et cetera. Maybe you can give us an idea of what you think those numbers have adjusted to.

And again, I am not looking for any kind of guidance, just rough (multiple speakers).

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

We are actually well we are well on our way and will be presenting a fairly finished five-year plan to our Board coming up in December for approval in February. I mean I think, one, in talking to our practitioners globally about 93% to 95% of them feel that, without a lot of acquisitions, there’s no reason the Company can’t be at $2.5 billion in five years. So that would be $1 billion in growth. I think if I did the math that is like a 6% to 8% compound growth rate.

So clearly our last five-year plan, we were growing organically more at an 11%, but we were coming off a basis that we were $500 million. Now we are $1.50 billion to $1.6 billion. I think that where you’ll see the Company change is right now we are at about somewhere between a 75 to a 70 — 70/25 — 75/25 to maybe 70/30 type of relationship where 70% is North America and the balance is the rest of the world.

In five years, you’ll see that number for the rest of the world go up significantly at least by 10 numbers, 15 numbers so you’ll see a lot, the organic growth that you will see.

NOVEMBER 08, 2012 / 02:00PM GMT, FCN - Q3 2012 FTI Consulting, Inc. Earnings Conference Call

So I could have a scenario where if we don’t do anything to broaden the base in Europe, we don’t do any significant acquisitions, you might grow very low single digits in Europe and it might be, you might see restructuring on a cyclical basis grow a lot, but you might see some of the other areas fairly depressed simply because of the macro drivers in the market.

Depending on how we come back here in the States, again you might see some of the groups growing more rapid than the others, but again you can make a case for middle to lower single-digit growth. There is no doubt in our mind we will be experiencing — no matter what the economic cycles are in Asia and Latin America — significant growth down in those areas that would be well up in double digits. And because your bases, one, are much lower and, two, just the macro drivers. And as Jack said in China, it is a high stakes game.

So the assignments aren’t small. They are very large and in Asia and in Latin America there isn’t any significant players out there that we would be muscling for competition. We feel we have got very good runway and while we are not trying to say there isn’t good competition out there, we are not afraid of it. And so, I don’t think it would impede our growth.

So I think if you need a range I would say lowside, globally 4 to 5 high side, 8-ish on an organic basis. Disproportionately driven by growth in Latin America and China, the assumptions for Europe without acquisitions would be low single-digit growth and for North America a lot of it will depend on what we see coming out of the governmental sector, but again not looking for heroic growth there. It could be sort of middle single-digit. But overall we feel pretty comfortable that, with some acquisitions, we can double the Company in five to six years. As I said without any significant acquisitions, our [SMDs] feel there is another $1 billion worth of business to be had out there just through some hard work.

Jack Dunn - FTI Consulting, Inc. - President and CEO

Yes, I think the other thing that’s coming is the fiscal cliff and that is not a question of a bunch of rich people having to pay a little higher tax, I think as we face that and you look at some of the ramifications, one area where we have been creeping up in our growth is in providing services to municipalities and to governmental organizations. I mean, you are talking about the military which means pensions, which means the — and municipalities where the hiring has been very bad and pension issues there.

So I think there are a number of factors that there’s going to be — the litigation, disputes this has grown at plus or minus 4% since — for 50 years. The real issue is you have some fundamental changes perhaps in governmental and economic structure coming in the US.

If that happens that is where we make money because we advise clients regarding the smart way to do that and the challenges that arise from doing that. I think that’s one of the issues of doing a strategic plan right now, following the Great Recession and right before at least some kind of resolution for good or ill of those issues. So I think we will have probably hopefully more to say about that as you know we put out our guidance at the end of the year in the first quarter. So stay tuned for that.

But, hopefully, we will have a few of those things resolved by that time.

Joseph Foresi - Janney Montgomery Scott - Analyst

And just looking at the success fees and maybe in tune with the discussion that we are having now, how has success fees grown as a percentage of your revenue and how much do you think it will continue to grow going forward? It sounds like there’s a business model shift taking place in some of your end markets and pay structures. (multiple speakers).

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

Yes, the answer is, it’s fairly — it has stayed fairly consistent. It has moved around but it has stayed fairly consistent. As the revenues have continued to grow, obviously, if you look at us, I mean, our revenues from 2007 to today have grown dramatically where a lot of other people have had [dross] and have come back. And it is pretty much stayed consistent 6 to 7% of revenues during that period of time. The growth will accelerate we think because of, basically, a change to alternative fee structures. And that isn’t necessarily something that we are pioneering, but it is certainly something that is not going away.

And so I think that you are going to have significant growth in that area. I think we have all read articles where some of the leading law firms are saying that their business is now as high as 20%, 25% alternative fees. So not time, not hourly based, not time and material.

NOVEMBER 08, 2012 / 02:00PM GMT, FCN - Q3 2012 FTI Consulting, Inc. Earnings Conference Call

I don’t see any reason why you wouldn’t see us track to a certain extent some of their experiences. And I think that a lot of companies, as they take more and more of these decisions inside, are very comfortable with success fee gain sharing, any way you want to name it. And they understand part of the quid pro quo is they need to shrink their relationships and have bigger and stronger relationships and have more of a partnering relationship than sort of a client/vendor relationship.

So I think that will grow. I don’t see any reason why — I don’t see anything that shows us that it would stop, but for the last six, seven years it really hasn’t grown that much. I think it is only now we are starting to see and more and more interest in that. I think as our healthcare practice grows that is a model that has been accepted for years in healthcare practice. And to where it is almost not even success fees as much as you simply have milestone-driven fees where you get a capitated fee and you might have four or five milestones over a two-year period and an engagement. And as you hit certain milestones, increase fees are released to you. Now if that’s success, I guess it is but it’s much more of sort of the way business is done there. So —.

Jack Dunn - FTI Consulting, Inc. - President and CEO

I agree with Dennis. I would like to see it grow from that 2% or so area up to get to be around [6 to 3] even more; we will be helped by that because a couple of the areas where success fees also come are in refinancings in terms of restructuring. Obviously there has been a tough financial market and also in our strategic communications business and all their capitols markets business, there is a success fee component. So I would think we will be helped both by a change in mix in our business getting back to some more vibrant markets on that side, and we will also be changed by the mix within businesses where, as Dennis says, healthcare will be growing, but inside restructuring we will probably see more cases where the clients would like to see us as their partner in the success of the enterprise.

Joseph Foresi - Janney Montgomery Scott - Analyst

Sure. (multiple speakers). I’m sorry, go ahead.

Jack Dunn - FTI Consulting, Inc. - President and CEO

I was just going to say if you think about some of our businesses it is hard for expert witnesses to take success fees because it’s not a good factor on the witness stand for the witness to say he (technical difficulty) outcome than (technical difficulty) fee and there are other businesses where it’s not traditionally done. But in most of them we are looking to work with our clients for these win-win situations. So — and I’m sorry, you had another question?

Joseph Foresi - Janney Montgomery Scott - Analyst

Yes, no, I just wanted — it just seems like coming out of the economic downturn that a number of business models are being reevaluated. And certainly on the consulting side, you are seeing success fees become a bigger part. I was wondering if you look at your five-year plan, I mean what would you, just within the top two or three, what would you call out as your — the changes to the business model that you are recognizing if they are there and how you would address those? It sounds like real estate is one. It sounds like success fees is another. But I am just wondering if you are seeing the business model shift?

Jack Dunn - FTI Consulting, Inc. - President and CEO

Yes, really number one is providing a solution small to our clients as opposed to a restructuring or a strategic communications. If you would see the enthusiasm around our people for instead of going and thinking can I introduce you to somebody else, and organizing as teams across industries, that I think in terms of the inspiration and perspiration of our young people, that is where it is focused. Because they think we really have something unique compared to other providers.

So that would be — we can go around the table and each have a pick. That would be my pick. Dennis?

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

Well, I think, biggest change is, it is clearly the problems are globalized. And I think that even for midcap type of companies, their problems don’t stop anymore at the shores. And so I think that is clearly one of the biggest changes we see in our client relationships where a problem may emanate here or it may emanate in Europe but then it spreads across their footprint, which is now global.

NOVEMBER 08, 2012 / 02:00PM GMT, FCN - Q3 2012 FTI Consulting, Inc. Earnings Conference Call

I think the — again I think there is no doubt in our minds that certain relationships are going to change and become more partnering relationships. I think it is a little difficult to put a number on it or put a percentage. I think that, as Jack said, it is still very tough to have any kind of gain sharing if you are rendering expert opinion. It is almost an immediate sort of red flag for the impeachment of the credibility to work.

But I think in restructuring we are certainly seeing on the creditor side five or six years ago you would never have heard of success fees there. Now what you’re starting to see that as an everyday thing that is coming in. I think we already talked about health care where we expect a lot of money to be spent and we expect that is going to be on a gainsharing basis for the most part going forward. And I think that certainly in general administrative type of investigation work, things like that, we are already signing master services agreement with huge global companies where it specifies a broad base of services that they would do with built-in fee structure where we anticipate getting all of the work or the vast majority of the work as part of the consideration for signing these master services agreement.

So I would say you’ll see more master services agreement with the big global companies. You will see more work dependent upon your ability to solve problems offshore and I think you’ll see more success fees in certain parts of the segments. David.

David Bannister - FTI Consulting, Inc. - EVP, Chairman of the North American Region

Another factor that we are seeing is five years ago, probably 60% or 70% of our business came through indirect channels. So our very important relationships will continue with the banks and the law firms and so forth, our friends and partners in helping solve client issues. Five years from now we think that between the industry model and the nature of the solution services we provide we will be dealing much more directly with the C suites and the Boards of Directors of Fortune 200, Fortune 100 kind of companies around the world. If we looked at our largest 10 engagements over the last year, that is really what they have become is those direct relationships dealing with enterprise issues where the enterprise is the client, not the law firm or the bank.

Jack Dunn - FTI Consulting, Inc. - President and CEO

And, Roger.

Roger Carlile - FTI Consulting, Inc. - CFO and EVP

I think I agree with Dennis. I think it is going to be a shift to having corporates more involved and clients more involved in the relationship and the buying decisions of their consultants, and that has some positive effects of reducing the hunting range to identify the locations, but it requires us to be more focused on what those clients see as value which, I think, comes back to the point that they are going to be looking for total solutions.

Joseph Foresi - Janney Montgomery Scott - Analyst

Thank you.

Operator

Tim McHugh, William Blair & Company.

Tim McHugh - William Blair & Company - Analyst

Most of my questions have been answered, but just one or two quick ones. First, on the forensics, and I guess broadly can you just give us an update where turnover stands year to date? And just to be clear that any of the weakness there, it’s more in your view market-related than anything having to do with internal turnover or other issues like that?

NOVEMBER 08, 2012 / 02:00PM GMT, FCN - Q3 2012 FTI Consulting, Inc. Earnings Conference Call

David Bannister - FTI Consulting, Inc. - EVP, Chairman of the North American Region

Yes, it is Dave Bannister. I was just working with Neal Hochberg on it the other day. We have not lost significant producers or people who have generated significant business. That is not a factor in any issue there. We would say that we have customary turnover in terms of headcount. Again, primarily, the junior level. We did make some sizing decisions earlier in the year where we unfortunately had to separate some very good folks who just weren’t — the markets they were operating in were not producing at the level that we had hoped they would. But I don’t think that turnover as a result of competitive pressures or other things has been a significant factor there.

Tim McHugh - William Blair & Company - Analyst

Okay. And in terms of the restructuring implemented at the end of 2Q there, Roger, do we see the full impact of that on both the revenue and the profits in this 3Q or is there still some of that that probably wasn’t fully reflected yet for the quarter?

Roger Carlile - FTI Consulting, Inc. - CFO and EVP

No, I think you are seeing the full effect on the revenue and the costs. I think as we said at the time and Dave just referenced, the people that we unfortunately had to let go were either of probably underperforming or were in some respects not aligned or needed for the current capacity level. So the revenue impact was sort of minimal in that regard. You have not obviously seen, because the third quarter is seasonally a down quarter, you don’t see — even though the costs are all, the savings are all being achieved, you don’t see that fully in a margin uptick at this point.

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

Yes, I think that would be the key thing. I think, from the point of view of the math with the exception of the real estate closings that Roger talked about, pretty much it is all done. But I think the first quarter that we had the benefit of the cost reduction is historically our worst quarter of the year, our slowest quarter and so you are just not going to feel it in the margin. It should pick up more in the margin as we move forward.

Tim McHugh - William Blair & Company - Analyst

Great. And then last question on the [e-discovery] or Technology segment, it picked up sequentially there, were any of those — did those large engagements pick back up at all or was that — I guess, what else did you see there that showed a benefit?

Jack Dunn - FTI Consulting, Inc. - President and CEO

We saw some light there and we saw some new large engagements. So we are with, relatively, we were fairly pleased with that. So I think it was — and I think the new salesforce did — we are starting to see some traction in new cases. They are not the big ones that we traditionally have, but we did pick up a couple large matters and interestingly as has always been the case, some of those were from people who had tried the low-cost competitor and found it wanting. So that’s also another reason we have belief in this business long term.

Tim McHugh - William Blair & Company - Analyst

Great. Thank you.

Operator

Kevin McVeigh, Macquarie Securities.

Kevin McVeigh - Macquarie Research - Analyst

It sounds like it will be some incremental revenue around Sandy in 2013. Just remind us how you fared around Katrina and if that is kind of a reasonable proxy for what we should expect across the business lines or a little bit stronger than that just given the scale of Sandy.

NOVEMBER 08, 2012 / 02:00PM GMT, FCN - Q3 2012 FTI Consulting, Inc. Earnings Conference Call

Jack Dunn - FTI Consulting, Inc. - President and CEO

I don’t want to be too much of a vulture, so realistically we didn’t have much coming out of Katrina because it wasn’t the — to be blunt it wasn’t the economic capital of the world as New York is. If you — and heaven forbid, but if you look at a situation where businesses were impacted dramatically, do the World Trade Center again, we have been doing working on business interruption issues and all kinds of real estate issues for — we were, we had some significant roles there in arbitrating disputes and things like that.

So I think because of the location and as I say our hearts go out to them, but for good or evil, that it was a much more devastating in terms of the economic ramifications in lower Manhattan than it was in economic, although in personal suffering, it’s like, you can’t — both are just tragic.

Kevin McVeigh - Macquarie Research - Analyst

Understood. And it sounds like if I heard it right alternative fees came up about five or six times on the call and seems like that is going to be more of a shift going forward. How does that impact on that revenue recognition, number one? And then number two, and given the variability, is that going to change compensation in terms of how you approach compensation across the consultant mix?

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

Right now it has been our policy we do not recognize success fees until we get them. So our accountants will go probably crazy by my statement because we are not a cash accounting company; but realistically we don’t do a percentage completion type of accounting. We recognize the fee when, in fact, whatever milestone has been reached and we get.

I am not going to say that would continue forever, because that’s probably not a smart thing to say if those fees change the way they are booked and recorded differently, but it just seems to us to be the safest thing and the smartest thing to do vis a vis our results and your expectations. I think you raised a good point on compensation. In some of the groups already we have actually pegged some of the bonus payments to the payments of success fees.

And I think as you see more success fees or more alternative arrangements come in, I think you would see us take more action to try to link some of the individual variable comp directly to that success.

Jack Dunn - FTI Consulting, Inc. - President and CEO

I am very glad you asked that question because if anybody walks away from this call thinking that the major issue was a change of our business to success fees, we have failed dramatically. It happened to be a period where in one of our segments we noted that there had been a slight mix shift between the percentage of success fees versus chargeable hours. It could be nothing more than that, but it happens to be coincidental with a move in the market towards more use of success fees and growth of certain businesses we have, but I don’t think it will be a fundamental change in how analysts look at FTI in the next couple of years. I really do not.

Roger Carlile - FTI Consulting, Inc. - CFO and EVP

And, Jack, maybe I — as one of the accountants that (laughter) the CFO I wanted to add to that that we have — you can read it obviously in our filings. We have strong revenue recognition policies around these. None of that whether it shifts or not does not impact how we are doing the revenue recognition.

As Dennis is referring to, there’s multiple kinds of alternative fee arrangements. You can have fixed fees, capitated rates, a variety of different things and, obviously, all of our revenue recognition is based on appropriate accounting guidance, but it ensures that we don’t recognize revenue before it is actually earned and that it is recognized in an amount that would be greater than it is earned at any point in time.

Kevin McVeigh - Macquarie Research - Analyst

Super. Thank you.

NOVEMBER 08, 2012 / 02:00PM GMT, FCN - Q3 2012 FTI Consulting, Inc. Earnings Conference Call

Operator

Randy Reece, Avondale Partners.

Randy Reece - Avondale Partners - Analyst

Good morning. My main question, when it comes to success fees and the shift in the market, is if it is going to change your core billing, right, with you accepting a different typical hourly billing rate upfront in exchange for deferred benefit on the backend and if that would lead to lower margins until the success fee revenue catches up.

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

It’s a good question. I mean I — again, I think the issue successfully is in the issue as much as it is alternative fees. So last week these consultant businesses, the professional services business law and accounting operated on a time and materials basis. So hourly billing. So what you’re seeing is a change in client desires away from hourly billing to alternative fees. Success fees are part of an alternative fee package. Master services agreements, where there tends to be a quoted set of fees and it could be hourly against a guaranteed source of revenue is an alternative fee arrangement.

So I just wanted to clarify that there are milestone-driven success fees and then there are alternative type of fees.

You are totally right. I think for example, in healthcare, oftentimes the projects are broken down into two areas. You have an investigative phase and then you have an implementation phase. And oftentimes, the fees on the front end are much lower when you go into the implementation fee phase, you tend to have higher rates which may be a monthly capitated rate and then you have also driven success fees going forward. Across the life of the projects, if you are running the projects right, the fees should reflect the value for the service. It is a different way of getting there.

Jack Dunn - FTI Consulting, Inc. - President and CEO

Also as these, I mean I now understand why the Supreme Court doesn’t answer hypothetical questions because we could go on with the different permutations, but by the time success fees for FTI become more of the 2% to maybe up to 6% that we talked — 6% we talked about, they will be institutionalized. So it won’t be all of them coming due in September so for the first eight months of the year, you would only have lower rates that you would charge, they would roll in different increments.

They will be, they typically are based on such things as profit enhancement, they are based on being able to refinance a transaction. They are based on the sale of the transaction. They can be based on milestones as you go through the year. So as they become more a part of the fabric of what they do, they will consistently roll on and off during the year. So I don’t think you’ll see a big blip where every year we would expect our hourly true-up to be in December as we wait for the success fees to come in.

I think it will just — it is a normal part of businesses that are growing here that have a history of that. As I mentioned creditors’ rights and I mentioned healthcare are the two primary ones.

Randy Reece - Avondale Partners - Analyst

That is good news. Thank you very much.

Operator

At this time there are no further questions in the queue.

NOVEMBER 08, 2012 / 02:00PM GMT, FCN - Q3 2012 FTI Consulting, Inc. Earnings Conference Call

Jack Dunn - FTI Consulting, Inc. - President and CEO

Great. Well, thank you all for being with us and, again, the next time we talk to you we will hopefully see the results of yesterday’s election and some other events and we will be presenting our year-end results with our guidance for next year. So thanks to everyone and we will talk to you then if not before.

Operator

And this concludes today’s conference. We thank you for your participation.